AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr. Chairman, President and CEO Yadira R. Mercado Executive Vice-President, CFO 787/751-7340	Julie Tu - Investor Inquiries 212/445-8456 Marilynn Meek General Inquiries 212/827-3773

EUROBANCSHARES, INC. ANNOUNCES ESTABLISHMENT OF
STOCK REPURCHASE PROGRAM

San Juan, Puerto Rico, October 27, 2005 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today announced that it has established a stock repurchase program pursuant to which it will purchase shares of its common stock. Under the terms of the stock repurchase program, the Company is authorized to acquire shares of its common stock for an aggregate purchase price of up to $10.0 million in open market purchases, block trades and privately negotiated transactions over a period of one year. As of September 30, 2005, the Company had 19,564,086 shares outstanding.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of the Company said, “Our board of directors and management believe that our stock repurchase program will play an important role in our efforts to optimize our capital efficiency. By repurchasing shares of our common stock at appropriate times, we will be able to more effectively manage our capital position, thereby enhancing the value of our stock for our stockholders.”

Repurchases under the stock repurchase program will be made in compliance with Rule 10b-18 under the Securities and Exchange Act of 1934, as amended. The stock repurchase program does not obligate the Company to acquire any particular amount of common stock and the plan may be suspended at any time at the Company’s discretion.

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.